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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                 SCHEDULE 13D/A
                               (AMENDMENT NO. 3)*

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934



                               METROCALL, INC.
- --------------------------------------------------------------------------------
                              (Name of Issuer)

                   Common Stock, par value $.01 per share
- --------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                 591647 10 2
     ------------------------------------------------------------------
                               (CUSIP Number)

      William L. Collins, III, Metrocall, Inc., 6677 Richmond Highway,
                 Alexandria, Virginia 22306, (703) 660-9343
- --------------------------------------------------------------------------------
     (Name, Address and Telephone Number of Person Authorized to Receive
                         Notices and Communications)

                                May 16, 1996
     ------------------------------------------------------------------
           (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

Check the following box if a fee is being paid with the statement / /. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

- --------------------------------               --------------------------------
 CUSIP No. 591647 10 2                          Page    2    of         Pages
           --------------                            -------    -------
- --------------------------------               --------------------------------


- -------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       C.G. GREFENSTETTE AND THOMAS G. BIGLEY, TRUSTEES U/A/T DATED
       8/28/68 FOR: JULIET LEA HILLMAN ("TRUST FOR JULIET LEA HILLMAN")
       25-6094898
- -------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) /X/
                                                                        (b) / /

- -------------------------------------------------------------------------------
 3     SEC USE ONLY


- -------------------------------------------------------------------------------
 4     SOURCE OF FUNDS*

       OO
- -------------------------------------------------------------------------------
 5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                   / /

- -------------------------------------------------------------------------------
 6     CITIZENSHIP OR PLACE OF ORGANIZATION

       Pennsylvania
- -------------------------------------------------------------------------------
                          7    SOLE VOTING POWER
                                        14,130

        NUMBER OF        ------------------------------------------------------
         SHARES           8    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY
         EACH            ------------------------------------------------------
       REPORTING          9    SOLE DISPOSITIVE POWER
        PERSON                          14,130
         WITH
                         ------------------------------------------------------
                          10   SHARED DISPOSITIVE POWER


- -------------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               14,130

- -------------------------------------------------------------------------------
 12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            / /

- -------------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               .1%

- -------------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON*

       OO
- -------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

- --------------------------------               --------------------------------
 CUSIP No. 591647 10 2                          Page    3    of         Pages
           --------------                            -------    -------
- --------------------------------               --------------------------------


- -------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       C.G. GREFENSTETTE AND THOMAS G. BIGLEY, TRUSTEES U/A/T DATED
       8/28/68 FOR:  AUDREY HILLIARD HILLMAN ("TRUST FOR AUDREY HILLIARD
       HILLMAN")
       25-6094896
- -------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) /X/
                                                                        (b) / /

- -------------------------------------------------------------------------------
 3     SEC USE ONLY


- -------------------------------------------------------------------------------
 4     SOURCE OF FUNDS*

       OO
- -------------------------------------------------------------------------------
 5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                   / /

- -------------------------------------------------------------------------------
 6     CITIZENSHIP OR PLACE OF ORGANIZATION

       Pennsylvania
- -------------------------------------------------------------------------------
                          7    SOLE VOTING POWER
                                        14,130

        NUMBER OF        ------------------------------------------------------
         SHARES           8    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY
          EACH           ------------------------------------------------------
        REPORTING         9    SOLE DISPOSITIVE POWER
         PERSON                         14,130
          WITH
                         ------------------------------------------------------
                          10   SHARED DISPOSITIVE POWER


- -------------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               14,130

- -------------------------------------------------------------------------------
 12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            / /

- -------------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               .1%

- -------------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON*

       OO
- -------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

- --------------------------------               --------------------------------
 CUSIP No. 591647 10 2                          Page    4    of         Pages
           --------------                            -------    -------
- --------------------------------               --------------------------------


- -------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       C.G. GREFENSTETTE AND THOMAS G. BIGLEY, TRUSTEES U/A/T DATED
       8/28/68 FOR: HENRY LEA HILLMAN, JR. ("TRUST FOR HENRY LEA HILLMAN, JR.") 25-6094897
- -------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) /X/
                                                                        (b) / /

- -------------------------------------------------------------------------------
 3     SEC USE ONLY


- -------------------------------------------------------------------------------
 4     SOURCE OF FUNDS*

       OO
- -------------------------------------------------------------------------------
 5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                   / /

- -------------------------------------------------------------------------------
 6     CITIZENSHIP OR PLACE OF ORGANIZATION

       Pennsylvania
- -------------------------------------------------------------------------------
                           7     SOLE VOTING POWER
                                         14,130

         NUMBER OF       ------------------------------------------------------
          SHARES           8     SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY
           EACH          ------------------------------------------------------
        REPORTING          9     SOLE DISPOSITIVE POWER
         PERSON                          14,130
          WITH
                         ------------------------------------------------------
                           10    SHARED DISPOSITIVE POWER


- -------------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               14,130

- -------------------------------------------------------------------------------
 12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            / /

- -------------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               .1%

- -------------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON*

       OO
- -------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

- --------------------------------               --------------------------------
 CUSIP No. 591647 10 2                          Page    5    of         Pages
           --------------                            -------    -------
- --------------------------------               --------------------------------


- -------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       C.G. GREFENSTETTE AND THOMAS G. BIGLEY, TRUSTEES U/A/T DATED
       8/28/68 FOR:  WILLIAM TALBOTT HILLMAN ("TRUST FOR WILLIAM TALBOTT
       HILLMAN")
       25-6094899
- -------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) /X/
                                                                        (b) / /

- -------------------------------------------------------------------------------
 3     SEC USE ONLY


- -------------------------------------------------------------------------------
 4     SOURCE OF FUNDS*

       OO
- -------------------------------------------------------------------------------
 5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                   / /

- -------------------------------------------------------------------------------
 6     CITIZENSHIP OR PLACE OF ORGANIZATION

       Pennsylvania
- -------------------------------------------------------------------------------
                           7     SOLE VOTING POWER
                                        14,130

         NUMBER OF        -----------------------------------------------------
          SHARES           8     SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY
           EACH           -----------------------------------------------------
         REPORTING         9     SOLE DISPOSITIVE POWER
          PERSON                        14,130
           WITH
                          -----------------------------------------------------
                           10    SHARED DISPOSITIVE POWER


- -------------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               14,130

- -------------------------------------------------------------------------------
 12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            / /

- -------------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               .1%

- -------------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON*

       OO
- -------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

- --------------------------------               --------------------------------
 CUSIP No. 591647 10 2                          Page    6    of         Pages
           --------------                            -------    -------
- --------------------------------               --------------------------------


- -------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       HENRY L. HILLMAN, ELSIE HILLIARD HILLMAN AND C.G. GREFENSTETTE,
       TRUSTEES OF THE HENRY L. HILLMAN TRUST U/A DATED NOVEMBER 18, 1985
       ("HENRY L. HILLMAN TRUST")
       18-2145466
- -------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) /X/
                                                                        (b) / /

- -------------------------------------------------------------------------------
 3     SEC USE ONLY


- -------------------------------------------------------------------------------
 4     SOURCE OF FUNDS*

       OO
- -------------------------------------------------------------------------------
 5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                   / /

- -------------------------------------------------------------------------------
 6     CITIZENSHIP OR PLACE OF ORGANIZATION

       Pennsylvania
- -------------------------------------------------------------------------------
                           7     SOLE VOTING POWER
                                        42,391

         NUMBER OF        -----------------------------------------------------
          SHARES           8     SHARED VOTING POWER
       BENEFICIALLY                    1,196,576
         OWNED BY
           EACH           -----------------------------------------------------
         REPORTING         9     SOLE DISPOSITIVE POWER
          PERSON                        42,391
           WITH
                          -----------------------------------------------------
                           10    SHARED DISPOSITIVE POWER
                                       1,196,576

- -------------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               1,196,576**

- -------------------------------------------------------------------------------
 12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            / /

- -------------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               8.2%

- -------------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON*

       OO
- -------------------------------------------------------------------------------
** Includes 1,154,185 shares held of record by Wilmington Securities, Inc.

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

- --------------------------------               --------------------------------
 CUSIP No. 591647 10 2                          Page    7    of         Pages
           --------------                            -------    -------
- --------------------------------               --------------------------------


- -------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       WILMINGTON SECURITIES, INC.           51-0114700

- -------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) /X/
                                                                        (b) / /

- -------------------------------------------------------------------------------
 3     SEC USE ONLY


- -------------------------------------------------------------------------------
 4     SOURCE OF FUNDS*

       OO
- -------------------------------------------------------------------------------
 5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                   / /

- -------------------------------------------------------------------------------
 6     CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
- -------------------------------------------------------------------------------
                             7     SOLE VOTING POWER
                                        1,154,185

            NUMBER OF       ---------------------------------------------------
             SHARES          8     SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY
              EACH          ---------------------------------------------------
            REPORTING        9     SOLE DISPOSITIVE POWER
             PERSON                     1,154,185
              WITH
                            ---------------------------------------------------
                             10    SHARED DISPOSITIVE POWER


- -------------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               1,154,185

- -------------------------------------------------------------------------------
 12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            / /

- -------------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               7.9%

- -------------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON*

       CO
- -------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

- --------------------------------               --------------------------------
 CUSIP No. 591647 10 2                          Page    8    of         Pages
           --------------                            -------    -------
- --------------------------------               --------------------------------


- -------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       C. G. GREFENSTETTE, AS TRUSTEE FOR VARIOUS TRUSTS

- -------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) /X/
                                                                        (b) / /

- -------------------------------------------------------------------------------
 3     SEC USE ONLY


- -------------------------------------------------------------------------------
 4     SOURCE OF FUNDS*

       OO
- -------------------------------------------------------------------------------
 5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                   / /

- -------------------------------------------------------------------------------
 6     CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
- -------------------------------------------------------------------------------
                             7     SOLE VOTING POWER


            NUMBER OF       ---------------------------------------------------
             SHARES          8     SHARED VOTING POWER
          BENEFICIALLY                  1,253,096
            OWNED BY
              EACH          ---------------------------------------------------
           REPORTING         9     SOLE DISPOSITIVE POWER
             PERSON
              WITH
                            ---------------------------------------------------
                             10    SHARED DISPOSITIVE POWER
                                        1,253,096

- -------------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               1,253,096**

- -------------------------------------------------------------------------------
 12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            / /

- -------------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               8.6%

- -------------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON*

       IN
- -------------------------------------------------------------------------------
**Shares are held of record by Wilmington Securities, Inc., Henry L. Hillman Trust, Juliet Lea Hillman Trust, Henry Lea Hillman, Jr. Trust, William Talbott Hillman Trust, and Audrey Hilliard Hillman Trust.


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

- --------------------------------               --------------------------------
 CUSIP No. 591647 10 2                          Page    9    of         Pages
           --------------                            -------    -------
- --------------------------------               --------------------------------


- -------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       THOMAS G. BIGLEY, AS TRUSTEE FOR VARIOUS TRUSTS

- -------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) /X/
                                                                        (b) / /

- -------------------------------------------------------------------------------
 3     SEC USE ONLY


- -------------------------------------------------------------------------------
 4     SOURCE OF FUNDS*

       OO
- -------------------------------------------------------------------------------
 5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                   / /

- -------------------------------------------------------------------------------
 6     CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
- -------------------------------------------------------------------------------
                             7     SOLE VOTING POWER


            NUMBER OF       ---------------------------------------------------
             SHARES          8     SHARED VOTING POWER
          BENEFICIALLY                  56,520
            OWNED BY
              EACH          ---------------------------------------------------
            REPORTING        9     SOLE DISPOSITIVE POWER
             PERSON
              WITH
                            ---------------------------------------------------
                             10    SHARED DISPOSITIVE POWER
                                        56,520

- -------------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               56,520**

- -------------------------------------------------------------------------------
 12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            / /

- -------------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               .4%

- -------------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON*

       IN
- -------------------------------------------------------------------------------
**Shares are held of record by Juliet Lea Hillman Trust, Henry Lea Hillman, Jr. Trust, William Talbott Hillman Trust, and Audrey Hilliard Hillman Trust.

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

- --------------------------------               --------------------------------
 CUSIP No. 591647 10 2                          Page    10    of         Pages
           --------------                            -------    -------
- --------------------------------               --------------------------------


- -------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       HENRY L. HILLMAN, A Trustee for the Henry L. Hillman Trust

- -------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) /X/
                                                                        (b) / /

- -------------------------------------------------------------------------------
 3     SEC USE ONLY


- -------------------------------------------------------------------------------
 4     SOURCE OF FUNDS*

       OO
- -------------------------------------------------------------------------------
 5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                   / /

- -------------------------------------------------------------------------------
 6     CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
- -------------------------------------------------------------------------------
                                 7     SOLE VOTING POWER


               NUMBER OF        -----------------------------------------------
                 SHARES          8     SHARED VOTING POWER
              BENEFICIALLY              1,196,576
                OWNED BY
                  EACH          -----------------------------------------------
               REPORTING         9     SOLE DISPOSITIVE POWER
                 PERSON
                  WITH
                                -----------------------------------------------
                                 10    SHARED DISPOSITIVE POWER
                                        1,196,576

- -------------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               1,196,576**

- -------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            / /

- -------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               8.2%

- -------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

      IN
- -------------------------------------------------------------------------------
**Shares are held of record by Henry L. Hillman Trust (42,391) and Wilmington Securities, Inc. (1,154,185).

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

- --------------------------------               --------------------------------
 CUSIP No. 591647 10 2                          Page    11    of         Pages
           --------------                            -------    -------
- --------------------------------               --------------------------------


- -------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       ELSIE HILLIARD HILLMAN, A Trustee for the Henry L. Hillman Trust

- -------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) /X/
                                                                        (b) / /

- -------------------------------------------------------------------------------
 3     SEC USE ONLY

- -------------------------------------------------------------------------------
 4     SOURCE OF FUNDS*

       OO
- -------------------------------------------------------------------------------
 5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                   / /

- -------------------------------------------------------------------------------
 6     CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
- -------------------------------------------------------------------------------
                                 7     SOLE VOTING POWER


               NUMBER OF        -----------------------------------------------
                 SHARES          8     SHARED VOTING POWER
              BENEFICIALLY              1,196,576
                OWNED BY
                  EACH          -----------------------------------------------
                REPORTING        9     SOLE DISPOSITIVE POWER
                 PERSON
                  WITH
                                -----------------------------------------------
                                 10    SHARED DISPOSITIVE POWER
                                        1,196,576

- -------------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               1,196,576**

- -------------------------------------------------------------------------------
 12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            / /

- -------------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               8.2%

- -------------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON*

       IN
- -------------------------------------------------------------------------------
**Shares are held by record by Henry L. Hillman Trust (42,391) and Wilmington Securities, Inc. (1,154,185).

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

- --------------------------------               --------------------------------
 CUSIP No. 591647 10 2                          Page    12    of         Pages
           --------------                            -------    -------
- --------------------------------               --------------------------------


- -------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       VENHILL LIMITED PARTNERSHIP             06-1122487

- -------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) /X/
                                                                        (b) / /

- -------------------------------------------------------------------------------
 3     SEC USE ONLY


- -------------------------------------------------------------------------------
 4     SOURCE OF FUNDS*

       OO
- -------------------------------------------------------------------------------
 5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                   / /

- -------------------------------------------------------------------------------
 6     CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
- -------------------------------------------------------------------------------
                          7    SOLE VOTING POWER
                                        42,391

        NUMBER OF        ------------------------------------------------------
         SHARES           8    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY
          EACH           ------------------------------------------------------
        REPORTING         9    SOLE DISPOSITIVE POWER
         PERSON                         42,391
          WITH
                         ------------------------------------------------------
                          10   SHARED DISPOSITIVE POWER


- -------------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               42,391

- -------------------------------------------------------------------------------
 12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            / /

- -------------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               .3%

- -------------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON*

       PN
- -------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


- --------------------------------               --------------------------------
CUSIP No. 591647 10 2                           Page  13    of         Pages
          -----------                                ------    -------
- --------------------------------               --------------------------------


- -------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       WILLIAM L. COLLINS, III

- -------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) /X/
                                                                        (b) / /

- -------------------------------------------------------------------------------
 3     SEC USE ONLY


- -------------------------------------------------------------------------------
 4     SOURCE OF FUNDS*

       OO
- -------------------------------------------------------------------------------
 5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                   / /

- -------------------------------------------------------------------------------
 6     CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
- -------------------------------------------------------------------------------
                          7    SOLE VOTING POWER
                                     359,361

        NUMBER OF        ------------------------------------------------------
         SHARES           8    SHARED VOTING POWER
      BENEFICIALLY                   38,110
        OWNED BY
          EACH           ------------------------------------------------------
        REPORTING         9    SOLE DISPOSITIVE POWER
         PERSON                      359,361
          WITH
                         ------------------------------------------------------
                          10   SHARED DISPOSITIVE POWER
                                     38,110

- -------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               497,471**

- -------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            / /

- -------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                2.7%

- -------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IN
- -------------------------------------------------------------------------------
**Includes 36,595 shares held by USAT, Inc. and 1,515 shares held by Collins & Clarke FirstPAGE Investment Partnership, and 11,846 common stock options.

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

- --------------------------------               --------------------------------
CUSIP No. 591647 10 2                           Page    14    of         Pages
          -----------                                --------    -------
- --------------------------------               --------------------------------


- -------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       FIRST CENTURY PARTNERSHIP III              13-3637409

- -------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) /X/
                                                                        (b) / /

- -------------------------------------------------------------------------------
 3     SEC USE ONLY


- -------------------------------------------------------------------------------
 4     SOURCE OF FUNDS*

       OO
- -------------------------------------------------------------------------------
 5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                   / /

- -------------------------------------------------------------------------------
 6     CITIZENSHIP OR PLACE OF ORGANIZATION

       New York Limited Partnership
- -------------------------------------------------------------------------------
                          7    SOLE VOTING POWER
                                    91,484

        NUMBER OF        ------------------------------------------------------
         SHARES           8    SHARED VOTING POWER
      BENEFICIALLY                  --
        OWNED BY
          EACH           ------------------------------------------------------
       REPORTING          9    SOLE DISPOSITIVE POWER
         PERSON                     91,484
          WITH
                          -----------------------------------------------------
                          10   SHARED DISPOSITIVE POWER
                                    --

- -------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 91,484

- -------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            / /

- -------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 .6%

- -------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       PN
- -------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

- --------------------------------               --------------------------------
CUSIP No. 591647 10 2                           Page    15    of         Pages
          -----------                                --------    -------
- --------------------------------               --------------------------------


- -------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       RUXTON CAPITAL GROUP, INC.                  52-1614189

- -------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) /x/
                                                                        (b) / /

- -------------------------------------------------------------------------------
 3     SEC USE ONLY


- -------------------------------------------------------------------------------
 4     SOURCE OF FUNDS*

       OO
- -------------------------------------------------------------------------------
 5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                   / /

- -------------------------------------------------------------------------------
 6     CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
- -------------------------------------------------------------------------------
                          7    SOLE VOTING POWER
                                    --

        NUMBER OF        ------------------------------------------------------
         SHARES           8    SHARED VOTING POWER
      BENEFICIALLY                  2,341
        OWNED BY
          EACH           ------------------------------------------------------
       REPORTING          9    SOLE DISPOSITIVE POWER
         PERSON                     --
          WITH
                          -----------------------------------------------------
                          10   SHARED DISPOSITIVE POWER
                                    2,341

- -------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  2,341

- -------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            / /

- -------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 --

- -------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       CO
- -------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

- --------------------------------               --------------------------------
CUSIP No. 591647 10 2                           Page    16    of         Pages
          -----------                                --------    -------
- --------------------------------               --------------------------------


- -------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       USA TELECOMMUNICATIONS, INC.

- -------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) /X/
                                                                        (b) / /

- -------------------------------------------------------------------------------
 3     SEC USE ONLY


- -------------------------------------------------------------------------------
 4     SOURCE OF FUNDS*

       OO
- -------------------------------------------------------------------------------
 5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                   / /

- -------------------------------------------------------------------------------
 6     CITIZENSHIP OR PLACE OF ORGANIZATION

       Virginia
- -------------------------------------------------------------------------------
                          7    SOLE VOTING POWER


        NUMBER OF        ------------------------------------------------------
         SHARES           8    SHARED VOTING POWER
      BENEFICIALLY                  36,595
        OWNED BY
          EACH           ------------------------------------------------------
       REPORTING          9    SOLE DISPOSITIVE POWER
         PERSON
          WITH
                          -----------------------------------------------------
                          10   SHARED DISPOSITIVE POWER
                                    36,595

- -------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 36,595

- -------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            / /

- -------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 .2%

- -------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       CO
- -------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

- --------------------------------               --------------------------------
CUSIP No. 591647 10 2                           Page    17    of         Pages
          -----------                                --------    -------
- --------------------------------               --------------------------------


- -------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       COLLINS & CLARKE FIRST PAGE INVESTMENT PARTNERSHIP    54-1208708

- -------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) /X/
                                                                        (b) / /

- -------------------------------------------------------------------------------
 3     SEC USE ONLY


- -------------------------------------------------------------------------------
 4     SOURCE OF FUNDS*

       OO
- -------------------------------------------------------------------------------
 5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                   / /

- -------------------------------------------------------------------------------
 6     CITIZENSHIP OR PLACE OF ORGANIZATION

       Virginia
- -------------------------------------------------------------------------------
                          7    SOLE VOTING POWER


        NUMBER OF        ------------------------------------------------------
         SHARES           8    SHARED VOTING POWER
      BENEFICIALLY                   1,515
        OWNED BY
          EACH           ------------------------------------------------------
       REPORTING          9    SOLE DISPOSITIVE POWER
         PERSON
          WITH
                          -----------------------------------------------------
                          10   SHARED DISPOSITIVE POWER
                                     1,515

- -------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  1,515

- -------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            / /

- -------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 --%

- -------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       PN
- -------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

- --------------------------------               --------------------------------
CUSIP No. 591647 10 2                           Page    18    of         Pages
          -----------                                --------    -------
- --------------------------------               --------------------------------


- -------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       M & P PARTNERS                             24-1549484

- -------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) /X/
                                                                        (b) / /

- -------------------------------------------------------------------------------
 3     SEC USE ONLY


- -------------------------------------------------------------------------------
 4     SOURCE OF FUNDS*

       OO
- -------------------------------------------------------------------------------
 5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                   / /

- -------------------------------------------------------------------------------
 6     CITIZENSHIP OR PLACE OF ORGANIZATION

       Virginia
- -------------------------------------------------------------------------------
                          7    SOLE VOTING POWER
                                    --

        NUMBER OF        ------------------------------------------------------
         SHARES           8    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY
          EACH           ------------------------------------------------------
       REPORTING          9    SOLE DISPOSITIVE POWER
         PERSON                     --
          WITH
                          -----------------------------------------------------
                          10   SHARED DISPOSITIVE POWER


- -------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 --

- -------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            / /

- -------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 --%

- -------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*


- -------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

- --------------------------------               --------------------------------
CUSIP No. 591647 10 2                           Page    19    of         Pages
          -----------                                --------    -------
- --------------------------------               --------------------------------


- -------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       AMERICAN INFORMATION & COMMUNICATIONS, INC.     52-1352092

- -------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) /X/
                                                                        (b) / /

- -------------------------------------------------------------------------------
 3     SEC USE ONLY


- -------------------------------------------------------------------------------
 4     SOURCE OF FUNDS*

       OO
- -------------------------------------------------------------------------------
 5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                   / /

- -------------------------------------------------------------------------------
 6     CITIZENSHIP OR PLACE OF ORGANIZATION

       Maryland
- -------------------------------------------------------------------------------
                          7    SOLE VOTING POWER
                                    19,853

        NUMBER OF        ------------------------------------------------------
         SHARES           8    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY
          EACH           ------------------------------------------------------
       REPORTING          9    SOLE DISPOSITIVE POWER
         PERSON                     19,853
          WITH
                          -----------------------------------------------------
                          10   SHARED DISPOSITIVE POWER


- -------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 19,853

- -------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            / /

- -------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 .1%

- -------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       CO
- -------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

- --------------------------------               --------------------------------
CUSIP No. 591647 10 2                           Page    20    of         Pages
          -----------                                --------    -------
- --------------------------------               --------------------------------


- -------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       DONALD M. CLARKE                           ###-##-####

- -------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) /X/
                                                                        (b) / /

- -------------------------------------------------------------------------------
 3     SEC USE ONLY


- -------------------------------------------------------------------------------
 4     SOURCE OF FUNDS*

       OO
- -------------------------------------------------------------------------------
 5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                   / /

- -------------------------------------------------------------------------------
 6     CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
- -------------------------------------------------------------------------------
                          7    SOLE VOTING POWER
                                   116,130

        NUMBER OF        ------------------------------------------------------
         SHARES           8    SHARED VOTING POWER
      BENEFICIALLY                  38,110
        OWNED BY
          EACH           ------------------------------------------------------
       REPORTING          9    SOLE DISPOSITIVE POWER
         PERSON                    116,130
          WITH
                          -----------------------------------------------------
                          10   SHARED DISPOSITIVE POWER
                                    38,110

- -------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                154,240

- -------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            / /

- -------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                1.1%

- -------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       IN
- -------------------------------------------------------------------------------
**Includes 1,515 shares held of record by Collins & Clarke FirstPAGE Investment Partnership, and 36,595 shares held of record by USA Telecommunications, Inc.

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

- --------------------------------               --------------------------------
CUSIP No. 591647 10 2                           Page    21    of         Pages
          -----------                                --------    -------
- --------------------------------               --------------------------------


- -------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       MICHAEL R. FARLEY                          ###-##-####

- -------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) /X/
                                                                        (b) / /

- -------------------------------------------------------------------------------
 3     SEC USE ONLY


- -------------------------------------------------------------------------------
 4     SOURCE OF FUNDS*

       OO
- -------------------------------------------------------------------------------
 5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                   / /

- -------------------------------------------------------------------------------
 6     CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
- -------------------------------------------------------------------------------
                          7    SOLE VOTING POWER
                                    76,833

        NUMBER OF        ------------------------------------------------------
         SHARES           8    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY
          EACH           ------------------------------------------------------
       REPORTING          9    SOLE DISPOSITIVE POWER
         PERSON                     76,833
          WITH
                          -----------------------------------------------------
                          10   SHARED DISPOSITIVE POWER


- -------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 76,833

- -------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            / /

- -------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                0.5%

- -------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       IN
- -------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

- --------------------------------               --------------------------------
CUSIP No. 591647 10 2                           Page    22    of         Pages
          -----------                                --------    -------
- --------------------------------               --------------------------------


- -------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       JOHN PATRICK COLLINS                       ###-##-####

- -------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) /X/
                                                                        (b) / /

- -------------------------------------------------------------------------------
 3     SEC USE ONLY


- -------------------------------------------------------------------------------
 4     SOURCE OF FUNDS*

       OO
- -------------------------------------------------------------------------------
 5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                   / /

- -------------------------------------------------------------------------------
 6     CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
- -------------------------------------------------------------------------------
                          7    SOLE VOTING POWER
                                    90,690

        NUMBER OF        ------------------------------------------------------
         SHARES           8    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY
          EACH           ------------------------------------------------------
       REPORTING          9    SOLE DISPOSITIVE POWER
         PERSON                     90,690
          WITH
                          -----------------------------------------------------
                          10   SHARED DISPOSITIVE POWER
                                    --

- -------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 90,690

- -------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            / /

- -------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 .6%

- -------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       IN
- -------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

- --------------------------------               --------------------------------
CUSIP No. 591647 10 2                           Page    23    of         Pages
          -----------                                --------    -------
- --------------------------------               --------------------------------


- -------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       STEVEN D. JACOBY                           ###-##-####

- -------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) /X/
                                                                        (b) / /

- -------------------------------------------------------------------------------
 3     SEC USE ONLY


- -------------------------------------------------------------------------------
 4     SOURCE OF FUNDS*

       OO
- -------------------------------------------------------------------------------
 5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                   / /

- -------------------------------------------------------------------------------
 6     CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
- -------------------------------------------------------------------------------
                          7    SOLE VOTING POWER
                                    80,712

        NUMBER OF        ------------------------------------------------------
         SHARES           8    SHARED VOTING POWER
      BENEFICIALLY                  38,110
        OWNED BY
          EACH           ------------------------------------------------------
       REPORTING          9    SOLE DISPOSITIVE POWER
         PERSON                     80,712
          WITH
                          -----------------------------------------------------
                          10   SHARED DISPOSITIVE POWER
                                    38,110

- -------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                118,822**

- -------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            / /

- -------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                0.8%

- -------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       IN
- -------------------------------------------------------------------------------
** Includes 36,595 shares held of record by USAT, Inc., 1,515 shares held of record by Collins & Clarke FirstPAGE Investment Partnership, and 9,477 common stock options.

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

- --------------------------------               --------------------------------
CUSIP No. 591647 10 2                           Page    24    of         Pages
          -----------                                --------    -------
- --------------------------------               --------------------------------


- -------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       WAYNE N. SCHELLE                           ###-##-####

- -------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) /X/
                                                                        (b) / /

- -------------------------------------------------------------------------------
 3     SEC USE ONLY


- -------------------------------------------------------------------------------
 4     SOURCE OF FUNDS*

       OO
- -------------------------------------------------------------------------------
 5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                   / /

- -------------------------------------------------------------------------------
 6     CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
- -------------------------------------------------------------------------------
                          7    SOLE VOTING POWER
                                    57,510

        NUMBER OF        ------------------------------------------------------
         SHARES           8    SHARED VOTING POWER
      BENEFICIALLY                   2,341
        OWNED BY
          EACH           ------------------------------------------------------
       REPORTING          9    SOLE DISPOSITIVE POWER
         PERSON                     57,510
          WITH
                          -----------------------------------------------------
                          10   SHARED DISPOSITIVE POWER
                                     2,341

- -------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 59,851**

- -------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            / /

- -------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                0.4%

- -------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       IN
- -------------------------------------------------------------------------------
** Includes 2,341 shares held of record by Ruxton Capital Group, Inc.

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

- --------------------------------               --------------------------------
CUSIP No. 591647 10 2                           Page    25    of         Pages
          -----------                                --------    -------
- --------------------------------               --------------------------------


- -------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       GARY L. THOMAS                             ###-##-####

- -------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) /X/
                                                                        (b) / /

- -------------------------------------------------------------------------------
 3     SEC USE ONLY


- -------------------------------------------------------------------------------
 4     SOURCE OF FUNDS*

       OO
- -------------------------------------------------------------------------------
 5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                   / /

- -------------------------------------------------------------------------------
 6     CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
- -------------------------------------------------------------------------------
                          7    SOLE VOTING POWER
                                    45,215

        NUMBER OF        ------------------------------------------------------
         SHARES           8    SHARED VOTING POWER
      BENEFICIALLY                   2,341
        OWNED BY
          EACH           ------------------------------------------------------
       REPORTING          9    SOLE DISPOSITIVE POWER
         PERSON                     45,215
          WITH
                          -----------------------------------------------------
                          10   SHARED DISPOSITIVE POWER
                                     2,341

- -------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 47,556**

- -------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            / /

- -------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                0.3%

- -------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       IN
- -------------------------------------------------------------------------------
** Includes 2,341 shares held of record by Ruxton Capital Group, Inc.

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

- --------------------------------               --------------------------------
CUSIP No. 591647 10 2                           Page    26    of         Pages
          -----------                                --------    -------
- --------------------------------               --------------------------------


- -------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       ALBERT GRIMES                              ###-##-####

- -------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) /X/
                                                                        (b) / /

- -------------------------------------------------------------------------------
 3     SEC USE ONLY


- -------------------------------------------------------------------------------
 4     SOURCE OF FUNDS*

       OO
- -------------------------------------------------------------------------------
 5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                   / /

- -------------------------------------------------------------------------------
 6     CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
- -------------------------------------------------------------------------------
                          7    SOLE VOTING POWER
                                    57,215

        NUMBER OF        ------------------------------------------------------
         SHARES           8    SHARED VOTING POWER
      BENEFICIALLY                   2,341
        OWNED BY
          EACH           ------------------------------------------------------
       REPORTING          9    SOLE DISPOSITIVE POWER
         PERSON                     57,215
          WITH
                          -----------------------------------------------------
                          10   SHARED DISPOSITIVE POWER
                                     2,341

- -------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 59,556**

- -------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            / /

- -------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                0.4%

- -------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       IN
- -------------------------------------------------------------------------------
** Includes 2,341 shares held of record by Ruxton Capital Group, Inc.

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

- --------------------------------               --------------------------------
CUSIP No. 591647 10 2                           Page    27    of         Pages
          -----------                                --------    -------
- --------------------------------               --------------------------------


- -------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       WILLIAM L. WELCH, JR.                      ###-##-####

- -------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) /X/
                                                                        (b) / /

- -------------------------------------------------------------------------------
 3     SEC USE ONLY


- -------------------------------------------------------------------------------
 4     SOURCE OF FUNDS*

       OO
- -------------------------------------------------------------------------------
 5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                   / /

- -------------------------------------------------------------------------------
 6     CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
- -------------------------------------------------------------------------------
                          7    SOLE VOTING POWER
                                    32,707

        NUMBER OF        ------------------------------------------------------
         SHARES           8    SHARED VOTING POWER
      BENEFICIALLY                  --
        OWNED BY
          EACH           ------------------------------------------------------
       REPORTING          9    SOLE DISPOSITIVE POWER
         PERSON                     32,707
          WITH
                          -----------------------------------------------------
                          10   SHARED DISPOSITIVE POWER
                                    --

- -------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 32,707 (includes 4,739 common stock options)

- -------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            / /

- -------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 .2%

- -------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       IN
- -------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

- --------------------------------               --------------------------------
CUSIP No. 591647 10 2                           Page    28    of         Pages
          -----------                                --------    -------
- --------------------------------               --------------------------------


- -------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       STEVEN P. PENNINGTON                       ###-##-####

- -------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) /X/
                                                                        (b) / /

- -------------------------------------------------------------------------------
 3     SEC USE ONLY


- -------------------------------------------------------------------------------
 4     SOURCE OF FUNDS*

       OO
- -------------------------------------------------------------------------------
 5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                   / /

- -------------------------------------------------------------------------------
 6     CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
- -------------------------------------------------------------------------------
                          7    SOLE VOTING POWER
                                    30,007

        NUMBER OF        ------------------------------------------------------
         SHARES           8    SHARED VOTING POWER
      BENEFICIALLY                   1,515
        OWNED BY
          EACH           ------------------------------------------------------
       REPORTING          9    SOLE DISPOSITIVE POWER
         PERSON                     30,007
          WITH
                          -----------------------------------------------------
                          10   SHARED DISPOSITIVE POWER
                                     1,515

- -------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 31,522

- -------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            / /

- -------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 .2%

- -------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       IN
- -------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

- --------------------------------               --------------------------------
CUSIP No. 591647 10 2                           Page    29    of         Pages
          -----------                                --------    -------
- --------------------------------               --------------------------------


- -------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       ROBERT QUARANTA                            ###-##-####

- -------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) /X/
                                                                        (b) / /

- -------------------------------------------------------------------------------
 3     SEC USE ONLY


- -------------------------------------------------------------------------------
 4     SOURCE OF FUNDS*

       OO
- -------------------------------------------------------------------------------
 5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                   / /

- -------------------------------------------------------------------------------
 6     CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
- -------------------------------------------------------------------------------
                          7    SOLE VOTING POWER
                                    22,354

        NUMBER OF        ------------------------------------------------------
         SHARES           8    SHARED VOTING POWER
      BENEFICIALLY                  --
        OWNED BY
          EACH           ------------------------------------------------------
       REPORTING          9    SOLE DISPOSITIVE POWER
         PERSON                     22,354
          WITH
                          -----------------------------------------------------
                          10   SHARED DISPOSITIVE POWER
                                    --

- -------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 22,354

- -------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            / /

- -------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 .2%

- -------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       IN
- -------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

- --------------------------------               --------------------------------
CUSIP No. 591647 10 2                           Page    30    of         Pages
          -----------                                --------    -------
- --------------------------------               --------------------------------


- -------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       JOSEPH SMITH                               ###-##-####

- -------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) /X/
                                                                        (b) / /

- -------------------------------------------------------------------------------
 3     SEC USE ONLY


- -------------------------------------------------------------------------------
 4     SOURCE OF FUNDS*

       OO
- -------------------------------------------------------------------------------
 5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                   / /

- -------------------------------------------------------------------------------
 6     CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
- -------------------------------------------------------------------------------
                          7    SOLE VOTING POWER
                                     2,500

        NUMBER OF        ------------------------------------------------------
         SHARES           8    SHARED VOTING POWER
      BENEFICIALLY                  --
        OWNED BY
          EACH           ------------------------------------------------------
       REPORTING          9    SOLE DISPOSITIVE POWER
         PERSON                      2,500
          WITH
                          -----------------------------------------------------
                          10   SHARED DISPOSITIVE POWER
                                    --

- -------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  2,500

- -------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            / /

- -------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 --%

- -------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       IN
- -------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

- --------------------------------               --------------------------------
CUSIP No. 591647 10 2                           Page    31    of         Pages
          -----------                                --------    -------
- --------------------------------               --------------------------------


- -------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       STEVEN C. MARINARO                         ###-##-####

- -------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) /X/
                                                                        (b) / /

- -------------------------------------------------------------------------------
 3     SEC USE ONLY


- -------------------------------------------------------------------------------
 4     SOURCE OF FUNDS*

       OO
- -------------------------------------------------------------------------------
 5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                   / /

- -------------------------------------------------------------------------------
 6     CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
- -------------------------------------------------------------------------------
                          7    SOLE VOTING POWER
                                    11,641

        NUMBER OF        ------------------------------------------------------
         SHARES           8    SHARED VOTING POWER
      BENEFICIALLY                  --
        OWNED BY
          EACH           ------------------------------------------------------
       REPORTING          9    SOLE DISPOSITIVE POWER
         PERSON                     11,641
          WITH
                          -----------------------------------------------------
                          10   SHARED DISPOSITIVE POWER
                                    --

- -------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 11,641 (includes 1,896 common stock options)

- -------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            / /

- -------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 .1%

- -------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       IN
- -------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

- --------------------------------               --------------------------------
CUSIP No. 591647 10 2                           Page    32    of         Pages
          -----------                                --------    -------
- --------------------------------               --------------------------------


- -------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       HARRY L. BROCK, JR.

- -------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) /X/
                                                                        (b) / /

- -------------------------------------------------------------------------------
 3     SEC USE ONLY


- -------------------------------------------------------------------------------
 4     SOURCE OF FUNDS*

       OO
- -------------------------------------------------------------------------------
 5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                   / /

- -------------------------------------------------------------------------------
 6     CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
- -------------------------------------------------------------------------------
                          7    SOLE VOTING POWER
                                 3,193,710

        NUMBER OF        ------------------------------------------------------
         SHARES           8    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY
          EACH           ------------------------------------------------------
       REPORTING          9    SOLE DISPOSITIVE POWER
         PERSON                  3,193,710
          WITH
                          -----------------------------------------------------
                          10   SHARED DISPOSITIVE POWER


- -------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 3,193,710 (includes 112,510 common stock options)

- -------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
       /X/
             Mr. Brock disclaims beneficial ownership of 214,408 shares of common stock (including 14,804 shares of common stock issuable upon the exercise of options) owned by his wife, Suzanne S. Brock

- -------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               21.6%

- -------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       IN
- -------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

- --------------------------------               --------------------------------
CUSIP No. 591647 10 2                           Page    33    of         Pages
          -----------                                --------    -------
- --------------------------------               --------------------------------


- -------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       SUZANNE S. BROCK

- -------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) /X/
                                                                        (b) / /

- -------------------------------------------------------------------------------
 3     SEC USE ONLY


- -------------------------------------------------------------------------------
 4     SOURCE OF FUNDS*

       OO
- -------------------------------------------------------------------------------
 5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                   / /

- -------------------------------------------------------------------------------
 6     CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
- -------------------------------------------------------------------------------
                          7    SOLE VOTING POWER
                                   214,804

        NUMBER OF        ------------------------------------------------------
         SHARES           8    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY
          EACH           ------------------------------------------------------
       REPORTING          9    SOLE DISPOSITIVE POWER
         PERSON                    214,804
          WITH
                          -----------------------------------------------------
                          10   SHARED DISPOSITIVE POWER


- -------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 214,894 (Includes 14,804 common stock options)

- -------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
       /X/
       Mr. Brock disclaims beneficial ownership of 3,193,710 shares of common stock (including 112,510 shares of common stock issuable upon the exercise of options) beneficially owned by her husband, Harry J.
       Brock, Jr.

- -------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                1.5%

- -------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       IN
- -------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

- --------------------------------               --------------------------------
CUSIP No. 591647 10 2                           Page    34    of         Pages
          -----------                                --------    -------
- --------------------------------               --------------------------------


- -------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       CHRISTOPHER A. KIDD                         ###-##-####

- -------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) /X/
                                                                        (b) / /

- -------------------------------------------------------------------------------
 3     SEC USE ONLY


- -------------------------------------------------------------------------------
 4     SOURCE OF FUNDS*

       OO
- -------------------------------------------------------------------------------
 5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                   / /

- -------------------------------------------------------------------------------
 6     CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
- -------------------------------------------------------------------------------
                          7    SOLE VOTING POWER
                                   221,588

        NUMBER OF        ------------------------------------------------------
         SHARES           8    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY
          EACH           ------------------------------------------------------
       REPORTING          9    SOLE DISPOSITIVE POWER
         PERSON                    221,588
          WITH
                          -----------------------------------------------------
                          10   SHARED DISPOSITIVE POWER


- -------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 221,588 (Includes 106,588 common stock options)

- -------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            / /

- -------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                1.5%

- -------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       IN
- -------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

- --------------------------------               --------------------------------
CUSIP No. 591647 10 2                           Page    35    of         Pages
          -----------                                --------    -------
- --------------------------------               --------------------------------


- -------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       VINCENT D. KELLY                            ###-##-####

- -------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) /X/
                                                                        (b) / /

- -------------------------------------------------------------------------------
 3     SEC USE ONLY


- -------------------------------------------------------------------------------
 4     SOURCE OF FUNDS*

       OO
- -------------------------------------------------------------------------------
 5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                                   / /

- -------------------------------------------------------------------------------
 6     CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
- -------------------------------------------------------------------------------
                          7    SOLE VOTING POWER
                                   201,588

        NUMBER OF        ------------------------------------------------------
         SHARES           8    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY
          EACH           ------------------------------------------------------
       REPORTING          9    SOLE DISPOSITIVE POWER
         PERSON                    201,588
          WITH
                          -----------------------------------------------------
                          10   SHARED DISPOSITIVE POWER


- -------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 201,588 (Includes 106,588 common stock options)

- -------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            / /

- -------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                1.4%

- -------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       IN
- -------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

- ---------------------------------              ---------------------------------
 CUSIP No. 591647 10 2                          Page   36      of         Pages
           --------------------                      ----------   -------
- ---------------------------------              ---------------------------------

THIS AMENDMENT NO. 3 AMENDS THE SCHEDULE 13D, FILED COLLECTIVELY BY THE PERSONS NAMED HEREIN (THE "GROUP") WITH THE COMMISSION ON OCTOBER 7, 1994 (THE "SCHEDULE") AND AS SUBSEQUENTLY AMENDED, RELATING TO THE COMMON STOCK, PAR VALUE $.01 PER SHARE, OF METROCALL, INC. CAPITALIZED TERMS USED HEREIN HAVE THE MEANINGS SET FORTH IN THE SCHEDULE, UNLESS OTHERWISE DEFINED HEREIN.

Item 5 is amended as follows:

ITEM 5.  INTEREST IN SECURITIES OF ISSUER.

As of May 16, 1996, Metrocall had 14,994,703 shares of Common Stock issued and outstanding including options held by the Reporting Persons to purchase 368,448 shares of Common Stock. In the aggregate, as of May 16, 1996, the Reporting Persons beneficially owned 6,329,545 shares, or approximately 42.2% of the outstanding Common Stock of the Issuer. On August 15, 1996, the Reporting Persons beneficially owned 6,261,840 shares, or approximately 41.7% of the outstanding Common Stock of the Issuer.


- --------------------------------------------------------------------------------------------
 NAME                                                 AGGREGATE NUMBER   PERCENTAGE OF CLASS
                                                         OF SHARES           OF SHARES
- --------------------------------------------------------------------------------------------
 JLH Trust                                                 14,130                 0.1%
- --------------------------------------------------------------------------------------------
 AHH Trust                                                 14,130                 0.1%
- --------------------------------------------------------------------------------------------
 HLHJR Trust                                               14,130                 0.1%
- --------------------------------------------------------------------------------------------
 WTH Trust                                                 14,130                 0.1%
- --------------------------------------------------------------------------------------------
 HLH Trust                                              1,196,576                 8.2%
- --------------------------------------------------------------------------------------------
 Wilmington Securities, Inc.                            1,154,185                 7.9%
- --------------------------------------------------------------------------------------------
 C.G. Grefenstette                                      1,253,096                 8.6%
- --------------------------------------------------------------------------------------------
 Thomas G. Bigley                                          56,520                 0.4%
- --------------------------------------------------------------------------------------------
 Henry L. Hillman                                       1,196,576                 8.2%
- --------------------------------------------------------------------------------------------
 Elsie Hilliard Hillman                                 1,196,576                 8.2%
- --------------------------------------------------------------------------------------------
 Venhill Limited Partnership                               42,391                 0.3%
- --------------------------------------------------------------------------------------------
 First Century                                             91,484                 0.6%
- --------------------------------------------------------------------------------------------

                                  SCHEDULE 13D

- ---------------------------------              ---------------------------------
 CUSIP No. 591647 10 2                          Page   37      of         Pages
           --------------------                      ----------   -------
- ---------------------------------              ---------------------------------



- --------------------------------------------------------------------------------------------
 Ruxton Capital Group                                       2,341                 *

- --------------------------------------------------------------------------------------------
                                                                             PERCENTAGE OF
 NAME                                         AGGREGATE NUMBER OF SHARES    CLASS OF SHARES

- --------------------------------------------------------------------------------------------
 Collins & Clarke                                           1,515                 *

- --------------------------------------------------------------------------------------------
 M & P Partners                                             --                    *

- --------------------------------------------------------------------------------------------
 American Information & Communications,                    19,983               0.1%
 Inc.

- --------------------------------------------------------------------------------------------
 William L. Collins, III                                  397,471               2.7%
                                           (includes 11,846 common stock
                                           options)
- --------------------------------------------------------------------------------------------
 Donald M. Clarke                                         154,240               1.1%

- --------------------------------------------------------------------------------------------
 Michael R. Farley                                         76,833               0.5%

- --------------------------------------------------------------------------------------------
 John Patrick Collins                                      90,690               0.6%

- --------------------------------------------------------------------------------------------
 Steven D. Jacoby                                         118,822               0.8%
                                           (includes 9,477 common stock
                                           options)
- --------------------------------------------------------------------------------------------
 Wayne N. Schelle                                          59,851              0.4%

- --------------------------------------------------------------------------------------------
 Gary L. Thomas                                            47,556              0.3%

- --------------------------------------------------------------------------------------------
 Albert Grimes                                             59,556              0.4%

- --------------------------------------------------------------------------------------------
 William L. Welch, Jr.                                     32,707              0.2%
                                           (includes 4,739 common stock
                                           options)

- --------------------------------------------------------------------------------------------
 Steven P. Pennington                                      31,522              0.2%

- --------------------------------------------------------------------------------------------
 Robert Quaranta                                           22,354              0.2%

- --------------------------------------------------------------------------------------------
 Joseph Smith                                               2,500               *
- --------------------------------------------------------------------------------------------

                                  SCHEDULE 13D

- ---------------------------------              ---------------------------------
 CUSIP No. 591647 10 2                          Page   38      of         Pages
           --------------------                      ----------   -------
- ---------------------------------              ---------------------------------


- --------------------------------------------------------------------------------------------
 NAME                                         AGGREGATE NUMBER          PERCENTAGE OF CLASS
                                                 OF SHARES                 OF SHARES

- --------------------------------------------------------------------------------------------
 Steven C. Marinaro                                        11,641                   .1%
                                           (includes 1,896 common stock
                                           options)
- --------------------------------------------------------------------------------------------
 Harry L. Brock, Jr.                                    3,193,710                 21.6%
                                                (includes 112,510
                                             common stock options)
- --------------------------------------------------------------------------------------------
 Suzanne S. Brock                                         214,804                  1.5%
                                                 (includes 14,804
                                             common stock options)
- --------------------------------------------------------------------------------------------
 Christopher A. Kidd                                      221,588                  1.5%
                                                (includes 106,588
                                             common stock options)
- --------------------------------------------------------------------------------------------
 Vincent D. Kelly                                         201,588                  1.5%
                                           (includes 106,588 common stock
                                           options)
- --------------------------------------------------------------------------------------------
 Michael Gill**                                               - -                   *

- --------------------------------------------------------------------------------------------
 William L. Collins, Jr.**                                    305                   *

- --------------------------------------------------------------------------------------------
 Larry L. Trollinger**                                      6,711                   *

- --------------------------------------------------------------------------------------------
 Richard M. Johnston                                          305                   *

- --------------------------------------------------------------------------------------------
 USA Telecommunications, Inc.                              36,595                   .2%

- --------------------------------------------------------------------------------------------

  *Less than .1%.
**Information provided pursuant to General Instruction C.

         The persons named above have either sole or shared power to vote or to direct the vote, and to dispose or to direct the disposition of, the number of shares set forth next to such person's name, except as was previously disclosed on the Schedule and as follows:

         Wayne N. Schelle, Gary L. Thomas, and Albert Grimes may be deemed to share voting and dispositive power over 2,341 shares of Common Stock held of record by Ruxton Capital Group, Inc.

                                  SCHEDULE 13D

- ---------------------------------              ---------------------------------
 CUSIP No. 591647 10 2                          Page   39      of         Pages
           --------------------                      ----------   -------
- ---------------------------------              ---------------------------------

The following additional sales transactions decreased beneficial ownership of the Reporting Persons during the period:

On May 31, 1996, Wayne N. Schelle sold a total of 10,000 shares in a brokered transaction at prices ranging from $19.25 to $19.375 per share. The transaction was completed on the Nasdaq Stock Market's National Market.

On June 3, 1996, William L. Collins, III sold 20,000 shares in a brokered transaction for $19.125 per share. The transaction was completed on the Nasdaq Stock Market's National Market.

On June 3, 1996, Vincent D. Kelly sold 20,000 shares in a brokered transaction for $19.125 per share. The transaction was completed on the Nasdaq Stock Market's National Market.

On June 3, 1996, Steven D. Jacoby sold 10,000 shares in a brokered transaction for $19.125 per share. The transaction was completed on the Nasdaq Stock Market's National Market.

On July 18, 1996, Albert Grimes sold 5,000 shares in a brokered transaction for $9.625 per share. The transaction was completed on the Nasdaq Stock Market's National Market.



Item 6 is amended as follows:

ITEM 6.  CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS
         WITH RESPECT TO SECURITIES OF THE ISSUER

On May 16, 1996, Metrocall, Inc. (the "Issuer") and Reporting Persons holding shares sufficient to amend the Voting Agreement dated as of August 31, 1994 (the "Voting Agreement") among the Issuer, the FirstPAGE Signatories (as defined therein) and the Metrocall Signatories (as defined therein) entered into an Amendment to Voting Agreement (the "Amendment") pursuant to which they terminated the Voting Agreement effective as of the Effective Time (the "Effective Time") of the merger of A+ Network, Inc. with and into the Issuer pursuant to the Agreement and Plan of Merger dated as of May 16, 1996 between the Issuer and A+ Network, Inc. The termination of the Voting Agreement will, when it becomes effective, eliminate the group which is the Reporting Person. In addition to terminating the Voting Agreement, the Amendment: (i) requires the parties to use their best reasonable efforts to cause Suzanne S. Brock to be reelected as a director when her current term expires; (ii) gives Harry L. Brock the right to identify a replacement for a director who has resigned effective May 31, 1996, with the appointment of such replacement subject to approval of a majority of the Board

                                  SCHEDULE 13D

- ---------------------------------              ---------------------------------
 CUSIP No. 591647 10 2                          Page   40      of         Pages
           --------------------                      ----------   -------
- ---------------------------------              ---------------------------------

of Directors; and (iii) provides for the resignation of Steven D. Jacoby and Vincent D. Kelly from the Board of Directors as of the Effective Time and requires the parties who are directors to vote to appoint Ray D. Russenberger and Elliott H. Singer (who are currently directors of A+ Network, Inc.) as directors to fill the resulting vacancies. The foregoing description of the Amendment is qualified in its entirety to the Amendment filed herewith as
Exhibit 1.


Item 7 is amended as follows:

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

Exhibit 1 -- Amendment to Voting Agreement dated as of May 16, 1996 between Metrocall, Inc. and certain signatories thereto.

                                  SCHEDULE 13D

- ---------------------------------              ---------------------------------
 CUSIP No. 591647 10 2                          Page   41      of         Pages
           --------------------                      ----------   -------
- ---------------------------------              ---------------------------------


                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                        TRUST FOR JULIET LEA HILLMAN

August 31, 1996                            By:  /s/ C.G. Grefenstette
Date                                            ----------------------------------
                                                C.G. Grefenstette, Trustee

August 31, 1996                            By:  /s/ Thomas G. Bigley
Date                                            ----------------------------------
                                                Thomas G. Bigley, Trustee

                                        TRUST FOR AUDREY HILLIARD HILLMAN

August 31, 1996                            By:  /s/ C.G. Grefenstette
Date                                            ----------------------------------
                                                C.G. Grefenstette, Trustee

August 31, 1996                            By:  /s/ Thomas G. Bigley
Date                                            ----------------------------------
                                                Thomas G. Bigley, Trustee

                                        TRUST FOR HENRY LEA HILLMAN, JR.

August 31, 1996                            By:  /s/ C.G. Grefenstette
Date                                            ----------------------------------
                                                C.G. Grefenstette, Trustee

August 31, 1996                            By:  /s/ Thomas G. Bigley
Date                                            ----------------------------------
                                                Thomas G. Bigley, Trustee


                                        TRUST FOR WILLIAM TALBOTT HILLMAN

August 31, 1996                            By:  /s/ C.G. Grefenstette
Date                                            ----------------------------------
                                                C.G. Grefenstette, Trustee

August 31, 1996                            By:  /s/ Thomas G. Bigley
Date                                            ----------------------------------
                                                Thomas G. Bigley Trustee

                                  SCHEDULE 13D

- ---------------------------------              ---------------------------------
 CUSIP No. 591647 10 2                          Page   42      of         Pages
           --------------------                      ----------   -------
- ---------------------------------              ---------------------------------



                                        HENRY L. HILLMAN TRUST

August 31, 1996                            By:      /s/ C.G. Grefenstette
Date                                                ------------------------------
                                                    C.G. Grefenstette, Trustee

                                        WILMINGTON SECURITIES, INC.

August 31, 1996                            By:      /s/ Darlene Clark
Date                                                ------------------------------
                                           Title:   Vice President
                                                    ------------------------------


August 31, 1996                         /s/ C.G. Grefenstette
Date                                    ------------------------------------------
                                        C.G. Grefenstette

August 31, 1996                         /s/ Thomas G. Bigley
Date                                    ------------------------------------------
                                        Thomas G. Bigley

August 31, 1996                         /s/ H. Vaughan Blaxter, III
Date                                    ------------------------------------------
                                        H. Vaughan Blaxter, III,
                                        under Power of Attorney for
                                        Henry L. Hillman

August 31, 1996                         /s/ H. Vaughan Blaxter, III
Date                                    ------------------------------------------
                                        H. Vaughan Blaxter, III,
                                        under Power of Attorney for
                                        Elsie Hilliard Hillman

                                        VENHILL LIMITED PARTNERSHIP

August 31, 1996                            By:      /s/ Howard B. Hillman
Date                                                ------------------------------
                                                    Howard B. Hillman, General
                                                    Partner


                                  SCHEDULE 13D


- ---------------------------------              ---------------------------------
 CUSIP No. 591647 10 2                           Page     43    of        Pages
           -----------                                ---------    -------
- ---------------------------------              ---------------------------------



                                        FIRST CENTURY PARTNERSHIP III

August 31, 1996                            By:      /s/ Michael J. Myers
Date                                                ------------------------------
                                           Title:   General Partner

                                        RUXTON CAPITAL GROUP

August 26, 1996                            By:      /s/ Gary L. Thomas
Date                                                ------------------------------
                                                    Title:  President

                                        USA TELECOMMUNICATIONS, INC.

August 19, 1996                            By:      /s/ William Collins, Jr.
Date                                                ------------------------------
                                                    Title:  President

                                        COLLINS & CLARKE FIRST PAGE
                                        INVESTMENT PARTNERSHIP

August 31, 1996                            By:      /s/ William L. Collins, III
Date                                                ------------------------------
                                                    Title:  Managing Partner

                                        M & P PARTNERS

August 31, 1996                            By:      /s/ Wesley McGee
Date                                                ------------------------------
                                                    Title:  General Partner

                                        AMERICAN INFORMATION &
                                        COMMUNICATIONS, INC.

August 23, 1996                            By:      /s/ Michael Gill
Date                                                ------------------------------
                                                    Title:  President

August 31, 1996                         /s/ William L. Collins, III
Date                                    ------------------------------------------
                                        William L. Collins, III

August 23, 1996                         /s/ Robert Quaranta
Date                                    ------------------------------------------
                                        Robert Quaranta

August 31, 1996                         /s/ William L. Welch, Jr.
Date                                    ------------------------------------------
                                        William L. Welch, Jr.

August 31, 1996                         /s/ Steven P. Pennington
Date                                    ------------------------------------------
                                        Steven P. Pennington


                                  SCHEDULE 13D

- ---------------------------------              ---------------------------------
 CUSIP No. 591647 10 2                           Page    44    of         Pages
           -----------                                --------    -------
- ---------------------------------              ---------------------------------



                                   SIGNATURES


August 23, 1996                            /s/ Joseph Smith
Date                                       ---------------------------------------
                                           Joseph Smith

August 31, 1996                            /s/ Steven C. Marinaro
Date                                       ---------------------------------------
                                           Steven C. Marinaro

August 26, 1996                            /s/ Donald M. Clarke
Date                                       ---------------------------------------
                                           Donald M. Clarke

August 21, 1996                            /s/ Michael R. Farley
Date                                       ---------------------------------------
                                           Michael R. Farley

August 31, 1996                            /s/ John Patrick Collins
Date                                       ---------------------------------------
                                           John Patrick Collins

August 31, 1996                            /s/ Steven D. Jacoby
Date                                       ---------------------------------------
                                           Steven D. Jacoby

August 26, 1996                            /s/ Wayne N. Schelle
Date                                       ---------------------------------------
                                           Wayne N. Schelle

August 26, 1996                            /s/ Gary L. Thomas
Date                                       ---------------------------------------
                                           Gary L. Thomas

August 31, 1996                            /s/ Albert Grimes
Date                                       ---------------------------------------
                                           Albert Grimes

August 26, 1996                            /s/ Harry L. Brock, Jr.
Date                                       ---------------------------------------
                                           Harry L. Brock, Jr.

August 26, 1996                            /s/ Suzanne S. Brock
Date                                       ---------------------------------------
                                           Suzanne S. Brock

August 31, 1996                            /s/ Christopher A. Kidd
Date                                       ---------------------------------------
                                           Christopher A. Kidd

August 31, 1996                            /s/ Vincent D. Kelly
Date                                       ---------------------------------------
                                           Vincent D. Kelly


                                  SCHEDULE 13D


- ---------------------------------              ---------------------------------
 CUSIP No. 591647 10 2                          Page    45   of         Pages
           -----------                              ---------   -------
- ---------------------------------              ---------------------------------


                                    EXHIBITS



                 Exhibit
                 Number                    Exhibit Description
                 ------                    -------------------

                      1                    Amendment to Voting Agreement